BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES ADOPTION OF STOCK REPURCHASE PROGRAM


PHILADELPHIA, PENNSYLVANIA, SEPTEMBER 22, 2008, -- Beneficial Mutual Bancorp, Inc. (NasdaqGSM: BNCL) (the "Company"), the holding company for Beneficial Bank, announced today that it has adopted a stock repurchase program that will enable the Company to acquire up to 1,823,584 shares, or 5.0% of the Company's outstanding common stock not held by Beneficial Savings Bank MHC, the Company's mutual holding company. Repurchases may be conducted through open market purchases or privately negotiated transactions from time to time when, at management's discretion, it is determined that market conditions and other factors warrant the repurchase of the Company's stock. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Beneficial Mutual Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area for more than 150 years. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 72 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and the Company, please visit http://www.thebeneficial.com.